Exhibit 23

Consent of Independent Registered Public Accounting Firm

Red Lion Hotels Corporation
Denver, Colorado

We hereby consent to the incorporation by reference in the Registration Statement on Form S3 (No. 33-133287) and Form S-8 (No. 333-135561, No. 333-151989, No. 333-160485 and No. 333-204646) of Red Lion Hotels Corporation of our reports dated March 8, 2019, relating to the consolidated financial statements, and the effectiveness of Red Lion Hotels Corporation’s internal control over financial reporting, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding change in accounting method related to revenue.

BDO USA, LLP
Spokane, Washington

March 8, 2019